Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors Velodyne Lidar, Inc:

We consent to the use of our report dated April 15, 2020, with respect to the consolidated balance sheets of Velodyne Lidar, Inc as of December 31, 2018 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP

Santa Clara, California September 22, 2020